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                                                           EXHIBIT 21.1


                                                           SUBSIDIARIES


Name                                            Jurisdiction of Incorporation                  Ownership %
----                                            -----------------------------                  -----------

Celebrating Excellence, Inc.                            Illinois                                 100%

Successories of Illinois, Inc.                          Illinois                                 100%

Celex Successories, Inc.                                Dominion of Canada                       100%

British Links Acquisition
Corporation                                             Illinois                                 100%

B.L.G.C., Inc.                                          Texas                                    100%


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